Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS THIRD QUARTER FISCAL 2007 RESULTS

ST. LOUIS, Mo. December 18, 2007– Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 257 stores, today announced results for the thirteen and thirty nine-weeks ended November 3, 2007.

For the third quarter, the thirteen weeks ended November 3, 2007:

•

Net sales were $40.3 million, compared to $46.6 million for the thirteen-week period ended October 28, 2006. Comparable store sales for the third quarter of fiscal 2007 decreased 16.6%, compared to a decrease of 4.2% in the prior-year period.

•

Gross profit was $3.5 million, or 8.7% of net sales, compared to $12.1 million, or 26.0% of net sales in the third quarter last year. The decline in gross margin reflects aggressive pricing actions taken to adjust our inventory to appropriate levels moving into the fourth quarter.

•	Selling, general and administrative expenses were unchanged at $16.0 million, but increased as a percentage of sales to 39.7% in the third quarter of 2007 from 34.3% in the third quarter last year.
•	Impairment expense was $2.4 million, reflecting non-cash charges in connection with specific underperforming stores. No impairment expense was recognized in the third quarter last year.
•	Net loss was $15.3 million or $2.35 per share, as compared to a net loss of $2.6 million or $0.40 per share in the third quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group said, “We are disappointed with our third quarter results, which reflect a more aggressive clearance of sandals given the unfavorable response to this segment of our business early in the quarter, as well as unseasonably warm weather that led to lower levels of store traffic and affected boot sales during the latter half of the period.”

“On a positive note, during the quarter we moved swiftly to reduce costs and promoted key talent within our design, store and merchandising teams to infuse newness and excitement into our offerings. At the same time, we maintained our disciplined approach to inventory management. We ended the third quarter with inventory down more than 21% from the third quarter last year and remain pleased with both the level and composition of our inventory, as we enter the fourth quarter.”

“We are achieving the cost reductions we anticipated and continue to expect to generate annual savings of $8.0 million, positively impacting operating results in fiscal 2008 with benefits also expected to positively affect net income in the fourth quarter this year. In addition, our business trends have improved markedly from the third quarter with fourth quarter-to-date comparable store sales down 1.4% from the prior year.

We believe these efforts have us positioned to achieve improved operating results in the fourth quarter and beyond.”

For the first nine months of fiscal 2007, the thirty-nine weeks ended November 3, 2007:

•

Net sales were $131.5 million, compared to $143.5 million for the thirty-nine weeks ended October 28, 2006. Comparable store sales decreased 14.6% compared to a 3.8% decline in the first nine months of fiscal 2006.

•	Gross profit was $28.1 million, or 21.3% of net sales, compared to $41.9 million, or 29.2% of net sales in the first nine months of fiscal 2006.
•	Selling, general and administrative expenses increased to $48.0 million, or 36.5%, of sales from $45.9 million, or 32.0% in the first nine months of fiscal 2006.
•	Impairment expense was $3.1 million, reflecting non-cash charges in connection with specific underperforming stores. No impairment expense was recognized in the first nine months of fiscal 2006.
•	Net loss was $25.0 million or $3.85 per share, as compared to a net loss of $3.0 million or $0.46 per share in the first nine months of fiscal 2006.

Store Opening Plans

During the first nine months of fiscal 2007, the Company opened six new stores and remodeled seven stores. The Company plans no additional store openings or remodels for the remainder of fiscal 2007.

Management Change

Separately, the Company announced that Lawrence Spanley, Jr., Chief Financial Officer of Bakers Footwear Group, Inc., will retire effective February 2008. Charles R. Daniel, III, currently Controller of Bakers will be promoted to the position of Vice President – Finance and principal financial officer, effective February 2008. Mr. Daniel has been the Controller of Bakers Footwear Group, Inc. since April 2004. Previously, he was employed by Stone Carlie and Company, L.L.C., a St. Louis based public accounting firm.

“I want to thank Larry for his 16 years of dedicated service that included significant contributions to Bakers Footwear. His efforts assisted us to build an outstanding financial team and I wish him well in his retirement,” Mr. Edison remarked. “I am also pleased to promote Charlie to the position of V.P. – Finance and principal financial officer. Charlie brings over 25 years of financial knowledge and experience to this position, with an established track record at Bakers.”

Conference Call

The Company also announced that it will conduct a conference call to discuss its third quarter fiscal 2007 results today, Tuesday, December 18, 2007 at 9:00 a.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (866) 225-8729, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://viavid.net/dce.aspx?sid=0000497C. A replay of this call will be available until December 25, 2007 and can be accessed by dialing (800) 406-7325 and entering code 3816270. The web-cast will remain available for 30 days at the same web address following the conference call.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE

SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended November 3, 2007	Thirteen Weeks Ended October 28, 2006	Thirty-nine Weeks Ended November 3, 2007	Thirty-nine Weeks Ended October 28, 2006
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$40,294	$46,553	$131,534	$143,542
Cost of merchandise sold, occupancy, and buying expenses	36,785	34,430	103,461	101,611
Gross profit	3,509	12,123	28,073	41,931

Operating expenses
Selling	11,228	10,980	34,333	32,054
General and administrative	4,753	4,987	13,704	13,883
Loss on disposal of property and equipment	18	115	63	243
Impairment of long—lived assets	2,376	—	3,131	—
Operating loss	(14,866)	(3,959)	(23,158)	(4,249)

Interest expense	(499)	(320)	(1,264)	(617)
Other income, net	71	67	109	101
Loss before income taxes	(15,294)	(4,212)	(24,313)	(4,765)

Income tax expense (benefit)	—	(1,610)	691	(1,805)

Net loss	$(15,294)	$(2,602)	$(25,004)	$(2,960)

Basic loss per share	$(2.35)	$(0.40)	$(3.85)	$(0.46)
Diluted loss per share	$(2.35)	$(0.40)	$(3.85)	$(0.46)

Weighted average shares outstanding
Basic	6,498	6,493	6,495	6,439
Diluted	6,498	6,493	6,495	6,439

Cash Flow Data
Cash used in operating activities			$(7,688)	$(7,605)
Cash used in investing activities			(3,985)	(17,214)
Cash provided by financing activities			11,513	21,074
Net decrease in cash			(160)	(3,745)

Supplemental Data
Comparable store sales decrease	(16.6)%	(4.2)%	(14.6)%	(3.8)%
Gross profit percentage	8.7%	26.0. %	21.3%	29.2%
Number of stores at end of period			257	261

Bakers Footwear Group, Inc. Balance Sheet Data	November 3, 2007	October 28, 2006
(in thousands)	Unaudited	Unaudited
Cash	$247	$180
Accounts receivable	1,557	3,147
Inventories	21,635	27,499
Other current assets	3,194	4,776
Current assets	26,633	35,602
Property and equipment, net	45,386	50,193
Other assets	1,192	1,324
	$73,211	$87,119

Accounts payable	$10,289	$7,125
Revolving credit facility	21,187	19,807
Other current liabilities	11,007	11,351
Current liabilities	42,483	38,283
Noncurrent liabilities	14,213	9,137
Shareholders’ equity	16,515	39,699
	$73,211	$87,119